Exhibit 3(i).3

SECRETARY OF STATE


                                 STATE OF NEVADA

                            CERTIFICATE OF EXISTENCE
                          WITH STATUS IN GOOD STANDING

1, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that 1 am, by the laws of said State, the custodian of the records relating to filings by corporations, limited-liability companies, limited partnerships, and limited-liability partnerships pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

1 further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, NOSTRAD TELECOMMUNICATIONS, INC. as a Corporation duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since September 24, 1993, and is in good standing in this state.

IN WITNESS WHEREOF, 1 have hereunto set my hand and affixed the Great Seal of State, at my office, in Las Vegas, Nevada, on October 9. 1997.

                                                              Secretary of State

By

Certification Clerk
ary Stamp or Seal)